CODE OF ETHICS AND CONDUCT

The Firm’s Code of Ethics and Conduct (the “Code”) outlines the guiding principles for behaviour that White Oak expects all employees to follow.

The Code:

•	establishes the standards of conduct and behaviour the firm expects from its employees;

•	sets out the responsibilities of employees to White Oak’s shareholders, customers, other employees, suppliers and the broader community; and

•	aims to protect the interests of shareholders, customers, employees, suppliers and the broader community.

It applies to directors, employees and contractors of White Oak.

Adherence to the Code is mandatory and forms part of the terms of employment of each employee. White Oak takes a very serious view of any breach of the Code and will take disciplinary or other action against any person breaching the Code.

The Code aims to supplement relevant regulations and laws applicable to the fund management industry and to provide guidance in respect of the minimum standards of conduct specifically applicable to White Oak’s employees. It does not intend to replace any legislation, regulations or guidelines issued by the relevant authorities. Further reference will always be made to such legislation, regulations or guidelines, and in the case of inconsistency with the Code, the former will prevail. The Code does not have the force of law and will not be interpreted in a way that would contradict or replace the provisions of any law, regulations or guidelines issued by the relevant authorities.

The Code

Employees are expected to conduct their business in an ethically responsible manner. Employees are committed to performing their business activities professionally and acknowledge the significant impact their actions may have on the economic situation of their investors. Employees are to strive to maintain and uphold the highest level of Integrity, Ethics and Professional Conduct to safeguard the interests of their investors.

Employees should at all times avoid conflicts of interest, maintain the segregation of duties, set up Chinese walls (limiting internal flow of information) and other measures. Transactions must be carried out in the best interest of investors, aligned with the investors’ Investment Guidelines and in particular, churning is to be avoided. Transactions that potentially give rise to a conflict of interest between the employee and the investor should be cleared with and carried out in such a manner that the investor is not disadvantaged in any way. Any situation where conflict of interest cannot be prevented by means of appropriate organizational measures will be disclosed to investors for their waiver and/or approval.

2.2 – REGULATORY REGIME

Monetary Authority of Singapore (“MAS”) is the regulatory body for all financial services business in Singapore and administers the various statutes.

2.2.1 CMS Licence

White Oak is a Licensed Fund Management Company (“LFMC”) and was granted on 21/03/2018 a Capital Markets Services License (“CMS” license) by MAS under the Securities and Futures Act Chapter 289 (“SFA”) in Singapore.

As a LFMC, White Oak is allowed to carry on business in fund management with all classes of investors including retail investors subject to the license conditions.

In the event that White Oak decides to conduct any other regulated activity(ies) in Singapore, it will have to obtain additional licensing/approval or exemption.

2.2.2 Exempt Financial Adviser

Pursuant to Regulation 37(1) of the Financial Adviser Regulations (FAR), White Oak has notified MAS that as an Exempt Financial Adviser (“EFA”), it has commenced the following financial advisory services under the Financial Adviser Act (FAA):

a)	Advising on investment products that are:

•	Collective investment schemes

•	securities

b)	Issuing or promulgating analyses / reports on investment products that are:

•	Collective investment schemes

•	Securities.

White Oak shall observe the notifications requirement to MAS:

a)	Notice of commencement of additional financial advisory services (Form 26);

b)	Notice of change of its particulars (Form 27); and

c)	Notice of cessation of any or all of the FA services (Form 28).

2.2.3 Registered Investment Adviser

White Oak is a Registered Investment Adviser (“RIA”) and was granted on 08/03/2024 a Registered Investment Adviser license (“RIA” license) by United States Securities and Exchange Commission (“SEC”). As an RIA, White Oak is subject to all provisions of the Investment Advisers Act of 1940 (the “Advisers Act”), as well as any other SEC regulations which may be applicable to RIAs. This compliance manual is intended to satisfy all Advisers Act requirements. Adherence to the Advisers Act rules is required to maintain White Oak’s registration; without this registration, White Oak would not be able to conduct certain activities within the United States.

2.3 – RELEVANT LAWS AND REGULATIONS

A list of the relevant laws and regulations governing the operations of White Oak in Singapore and its employees is attached as Appendix B. The list is not comprehensive and may change from time to time.

The Firm should be aware of the implications of Section 339 of the SFA (Extra-territoriality of the SFA). Please refer to the referenced Guideline below on the application of Section 339 of the SFA in relation to cross-border activities that could constitute an offence under the SFA:

(a) Guidelines on the Application of Section 339 (Extra-Territoriality) of the SFA [Guideline No. SFA 15-G01].

(b) Exemption Framework for Cross-border Business Arrangements of CMIs involving Foreign Related Corporations and Foreign Offices [Circular CMI 22/2022].

2.4 – REPRESENTATIVES

Employees of White Oak who are conducting regulated activity(ies) need to be notified to the MAS in their individual capacity. The representatives may commence the regulated activity(ies) under SFA and FAA only after their names have been published on the Public Register of Representatives.

2.4.1 Fund Management Service

The Notice on Competency Requirements for Representatives of Holders of Capital Markets Services License and Exempt Financial Institutions [SFA 04-N22] specifies certain conditions which Representatives must meet. Specifically, Representatives must

a)	Be at least 21 years old

b)	Satisfy the minimum academic qualification requirements set out in the Notice

a.	where the individual sat for GCE “O” Level Examinations before or in the year 1980:

i.	qualifications higher than or equal to at least 4 GCE “O” Level credit passes; or

ii.

qualifications higher than or equal to at least 2 GCE “O” Level credit passes and at least three years of relevant and continuous working experience over the past five years in respect of the regulated activity; or

b.	in any other case, qualifications higher than or equal to at least 4 GCE “O” Level credit passes.

c)	Comply with the examination requirements of the Notice.

White Oak shall also certify and ensure that all its representatives meet the minimum entry requirements stated above.

Any individual who engages in the provision of any regulated activity without the appropriate representative authorisation is guilty of an offence and is liable to a fine.

CMFAS RES and CM-EIP –shall be completed by appointed representatives of White Oak before offering the Company products of fund management to its investors, unless they meet the exemption criteria as stated in Annex 2 of SFA 04-N22.

2.4.2 Financial Advisory Service

Competency Requirements for Representatives of Financial Advisers [FAA-N26] specifies the following examination requirements for the representatives of White Oak who provide the following financial advisory services:

Type of Financial Advisory Service	CMFAS Exam Module
	RES	Product Knowledge
		Excluded Investment Products			Specified Investment Products
	RES5	CM- EIP	M8	M9	CM- SIP	M8A	M9A
(a) Advising others concerning:
(i) securities	✓	✓			✓
(ii) units in a collective investment scheme[4]	✓	✓	✓		✓	✓

The CFMAS Examination requirements do not apply to individuals who advising others by issuing or promulgating research analyses or research reports concerning the following investment products:

a)	Securities

b)	Collective Investment Schemes

2.4.3 Examination Register of Representatives

The Compliance Team shall maintain a register of representatives with the details as set out in Form 2 and ensure that the information therein is up to date.

2.4.5 Public Register of Representatives

Individuals who are conducting regulated activities for the Firm are required to be appointed as either appointed, provisional or temporary representatives with MAS. Appointment of such representatives can be done via the CoRE system on MASNET. The Firm shall lodge a notice of intent to appoint the individual as an appointed, provisional or temporary representative in MAS Form 3A, 3B or 3C respectively. For more information on provisional and temporary representatives, please refer to Reg 3B (for provisional representatives) and Reg 3C (for temporary representatives) of the Securities and Futures (Licensing & Conduct of Business) Regulations.

In the event that White Oak has added additional activities under its licence, and where White Oak intends for an appointed representative to carry out such additional regulated activities, White Oak shall complete and submit MAS Form 6 via MASNET prior to the representative carrying out said activities.

Additionally, where there has been a cessation of any of White Oak’s representatives in conducting any or all regulated activities, White Oak is required to complete and submit MAS Form 8 via MASNET within 1 business day of the cessation.

In relation to any changes to a representative’s particulars, White Oak shall complete and submit MAS Form 16 via MASNET within 14 days of such change occurring.

Fees for the lodgement of documents and annual fees shall be paid for each representative as prescribed in the Third Schedule of the Securities and Futures (Licensing & Conduct of Business) Regulations. Annual licence fees shall also be paid by the Firm as prescribed in the Third Schedule of the Securities and Futures (Licensing & Conduct of Business) Regulations. Please refer to the Guidelines on Licence Application, Representative Notification and Payment of Fees [CMG-G01] for information on payment of the applicable fees.